EXHIBIT 99.1

DAVIDsTEA Reports Fourth Quarter and Full Year Fiscal 2019 Financial Results and Preliminary Financial Information for the 17-Week Period Ended May 30, 2020

Q4 2019 Financial Highlights

•	Sales decreased 11.6% to $73.5 million and comparable store sales declined 17.3%

•	18.5% or $2.8 million increase in e-commerce and wholesale sales

•	Operating loss of $6.0 million compared to loss of $1.3 million

•	Adjusted EBITDA[1] of $9.7 million compared to $10.9 million for prior year quarter

•	Positive cash flow from operating activities of $24.8 million compared to $24.4 million for prior year quarter

•	Net cash position of $46.3 million as at February 1, 2020, compared to $42.1 million as at February 2, 2019

Financial Performance Update for the 17-week period ended May 30, 2020

•	Sales of $41.2 million, down 27.4% compared to the prior year period

•	E-commerce and wholesale revenues of $26.0 million for the period, representing 63.0% of total revenue for the period, increased 162.1% over the prior year period

•	Cash position of $41 million as at May 30, 2020

MONTREAL, June 15, 2020 - DAVIDsTEA Inc. (Nasdaq:DTEA) (DAVIDsTEA or “the Company”), a leading tea merchant in North America, announces its fourth quarter and full-year results for the period ended February 1, 2020 (“Fiscal 2019”) and provides an update on future plans in the context of the ongoing COVID-19 pandemic. Unless otherwise indicated, the Company’s results for the fourth quarter and Fiscal 2019 reflect the adoption of IFRS 16, as described below under “Adoption of IFRS 16 - Leases”. All dollar amounts are expressed in Canadian dollars.

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“With all our stores closed since mid-March, we are thankful that many of our loyal tea-loving customers have shifted to buying our teas online, and in supermarkets and drugstores. The strong performance of these sales channels in recent months has provided us with the conviction that we are on the right path for the future. In these trying times, more than ever, consumers see and appreciate the benefits of our health and wellness teas. We are on a journey to creating a much leaner and more profitable retail store network. Once completed, we will be in an even better position to focus on our standing as tea experts and the leading loose-leaf tea purveyor in North America. We recognize that these have been difficult times for our employees and I thank them sincerely for their devotion to DAVIDsTEA,” stated Herschel Segal, Founder, Chairman and Interim CEO of DAVIDsTEA.

“Our performance in Fiscal 2019 and the impact of COVID-19 clearly demonstrate the need for change on an accelerated timeline. The strong performance of our e-commerce and wholesale channels during the first 17 weeks of Fiscal 2020, and especially since the closure of all of our stores in mid-March, provides us with confidence in our transformation strategy. Now, we must right-size our North American retail footprint to better reflect our omnichannel strategy and our growing emphasis on e-commerce and wholesale channels, and leverage our exceptional brand to expand our product portfolio. Our success going forward depends in large part on our ability to strategically exit unprofitable retail stores,” said Frank Zitella, COO and CFO.

Mr. Segal continued, “The unpredictability surrounding the recovery from the COVID-19 pandemic and the impact of changes in consumer behavior represent significant uncertainties for all retailers. Our challenge is to execute on our strategy to restructure our North American retail footprint in order to decrease the ongoing losses caused by unprofitable stores. If we are not successful in negotiations with our landlords to optimize our retail footprint to reflect the new circumstances, we may need to pursue a formal restructuring in order to do so. With the full support of the Board of Directors, our management team is aligned and focused on ensuring we successfully navigate the challenges ahead, to emerge with a profitable network of stores complementing our e-commerce wholesale distribution channels.”

All of our retail stores have been closed since March 17, 2020 due to efforts to curb the spread of COVID-19 and government-mandated confinement measures. Accordingly, we have not remitted rental payments for the months of April, May and June at this time. As retailers across North America begin to resume operations, we are cautiously balancing the safety of our employees and customers, with plans to test the re-opening of select stores; however, we will only proceed with this test once we have a clearer vision of how the pandemic unfolds, and have assessed the impact of any government and landlord programs on our business, and the manner in which we address the operational constraints placed upon us as part of the government deconfinement measures. At this time, the Company is unable to predict when, if and how many of its retail locations it will open. We will continue to monitor the situation as others in retail re-emerge, determining the appropriate timing and approach for a safe re-opening of our stores. Subsequent to year-end, the Company did not renew three store leases in Canada and exited one store early in the United States. As of June 15, 2020, the Company is in negotiations for the exit of eight additional stores.

Preliminary Financial Information for the Period Ended May 30, 2020

The following preliminary financial information for the 17-week period ended May 30, 2020 is unaudited and subject to change:

•

Sales during the period amounted to $41.2 million, down 27.4% compared to the same period last year.  This reflects the closure of all stores starting March 17, 2020 due to the COVID-19 pandemic, offset by exceptional sales growth in our e-commerce and wholesale channels.

•	E-commerce sales increased by 170.5% and wholesale sales increased by 82.9% compared to the same period last year.

•

Sales generated after we shuttered our stores for the period March 18, 2020 through May 30, 2020, grew significantly.  E-commerce sales increased by 268.2% and wholesale sales increased by 81.1% compared to the same period last year.

Under the circumstances, the Company is pleased with these results and we continue to benefit from a solid financial position with no debt and a cash position of $41 million as of May 30, 2020.

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Operating Results for the Fourth Quarter of Fiscal 2019 Compared to the Fourth Quarter of Fiscal 2018

Sales. Sales decreased 11.6% to $73.5 million from $83.1 million in the fourth quarter of Fiscal 2018. Sales through e-commerce and wholesale channels increased $2.8 million and 18.5% driven primarily by greater online adoption in both Canada and the U.S., as well as by increased demand in our grocery chain distribution channel. Offsetting this was a decline in retail sales of $12.4 million, and a decline of $11.5 million and 17.3% in comparable same-store sales.

Gross Profit. Gross profit decreased by 1.2%, or $0.5 million, to $39.1 million for the three months ended February 1, 2020, from the prior year quarter. IFRS 16 replaces the straight-line operating lease expense with a depreciation charge for right-of-use assets and interest expense on lease liabilities. Accordingly, straight-line operating lease expense is no longer included in cost of sales in arriving at gross profit. Prior to the adoption of IFRS 16, straight-line operating lease expense amounting to $5.9 million would have been included in arriving at gross profit. Excluding the impact of IFRS 16, gross profit decreased by $6.3 million to $33.2 million, representing a gross profit of 45.2% for the three months ended February 1, 2020, a decrease of 2.4% from the prior year quarter resulting from a shift in product sales mix and the deleveraging of fixed costs due to negative comparable store sales.

Selling, General and Administration Expenses (“SG&A”). SG&A expenses increased by $4.0 million, or 10.2% to $45.1 million for the three months ended February 1, 2020 from the prior year quarter. Under IFRS 16, SG&A includes $2.9 million of depreciation in connection with our right-of-use assets. Excluding the impact of IFRS 16, SG&A would have amounted to $42.2 million, a decrease of $1.3 million, or 3.2%, from the prior year quarter and as a percentage of sales would have amounted to 57.3% representing an increase of 8.2% over the prior year quarter. Excluding the impact of IFRS 16 and impairment of property, equipment and right-of-use assets for the three months ended February 1, 2020 and the impact of onerous contracts, impairment of property, equipment, executive separation cost related to salary, costs related to the strategic review and proxy contest and ERP project termination costs for the three months ended February 2, 2019, Adjusted SG&A increased by $0.3 million for the three months ended February 1, 2020. As a percentage of sales and excluding the impact of IFRS 16, Adjusted SG&A increased to 42.8% from 37.4% due to the decline in retail sales.

Results from Operating Activities. Loss from operating activities was $6.0 million as compared to a loss of $1.3 million in the prior year quarter. Excluding the impact of IFRS 16, loss from operating activities would have amounted to $8.9 million, an increase of $7.6 million from the prior year quarter. This increase is mainly explained by the increase in the impairment of property, equipment and right-of-use assets in 2019. Adjusted operating income, which excludes any impact of executive separation cost related to salary, impairment of property, equipment and right-of-use assets, impact from onerous contracts, costs related to the strategic review and proxy contest, and ERP project termination, was $1.8 million compared to $8.4 million in the prior year quarter.

Finance Costs. Finance costs remained stable at $1.4 million in the three months ended February 1, 2020 as compared to the prior year quarter. Finance costs under IFRS 16 includes interest expense from lease liabilities measured at the present value of lease payments to be made over the lease term. Excluding the impact of IFRS 16, and primarily due to the revision of an estimate for interest on an uncertain tax position, interest earnings of $0.3 million compares favorably to an expense of $1.4 million in the prior year quarter.

Finance Income. Finance income of $0.2 million is derived primarily from interest on cash on hand and has increased slightly from prior year quarter.

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Provision (Recovery) for Income Tax. Recovery for income tax amounted to $1.5 million compared to a provision of $10.7 million in the prior year quarter. The recovery is due to the adjustment of the provision for uncertain tax provision taken in the prior year quarter. The provision taken in the prior year quarter was due primarily to a write-down of the deferred income tax assets and a provision for uncertain tax position.

EBITDA and Adjusted EBITDA. EBITDA, which excludes non-cash and other items in the current and prior periods, was negative $1.3 million in the quarter ended February 1, 2020 compared to a $0.8 million in the prior year quarter. Excluding the impact of IFRS 16, EBITDA would have amounted to a negative $7.2 million, representing a decrease of $8.0 million over the prior year quarter. Adjusted EBITDA for the quarter amounted to $9.7 million compared to $10.9 million in the prior year quarter. Excluding the impact of IFRS 16, impairment of property, equipment and right-of-use assets, stock-based compensation and loss on disposal of property and equipment for the three months ended February 1, 2020 and the impact of stock-based compensation, executive separation costs related to salary, impairment of property, equipment, onerous contracts, deferred rent, loss on disposal of property and equipment, costs related to the strategic review and proxy contest, and ERP project termination costs for the three months ended February 2, 2019, Adjusted EBITDA decreased by $7.0 million to $3.9 million.

Net Loss. Net loss was $5.7 million in the quarter ended February 1, 2020 compared to a net loss of $13.3 million in the prior year quarter. Excluding the impact of IFRS 16, Net loss would have amounted to $7.0 million, representing a decrease in net loss of $6.3 million over the prior year quarter. Adjusted net income, which excludes the impact from executive separation cost related to salary, impairment of property, equipment and right-of-use assets, impact of onerous contracts, ERP project termination costs and costs related to strategic review and proxy contest, write-down of deferred income tax assets and the setup of deferred income tax assets resulting from the probability of using operating tax loss carry forwards, was $1.9 million compared to $6.4 million in the prior year quarter.

Fully Diluted Net Loss per Share. Fully diluted net loss per common share was $0.21 compared to a net loss of $0.51 in the fourth quarter of Fiscal 2018. Adjusted fully diluted net income per common share, which is adjusted net income on a fully-diluted weighted average shares outstanding basis, was $0.12 per share compared to $0.25 per share in the same quarter of prior year.

Cash on Hand. At the end of the fourth quarter of Fiscal 2019, the Company had cash amounting to $46.3 million. Our cash position enables us to execute our strategy and invest further in funding working capital, transformative technology improvements and related infrastructure.

Fiscal Year Ended February 1, 2020 Compared to Fiscal Year Ended February 2, 2019

Sales. Sales for Fiscal 2019 decreased by 7.7%, or $16.3 million, to $196.5 million from $212.8 million in Fiscal 2018. Sales from our e-commerce and wholesale channels increased by $7.3 million and 20.9%, driven primarily by greater online adoption as well as by increased demand in our grocery distribution channel. Offsetting this was a decline in retail sales of $23.6 million and a decline of $22.1 million, or 12.7%, in comparable same-store sales.

Gross Profit. Gross profit increased by 10.8% and $10.6 million, to $108.6 million in Fiscal 2019 in comparison to Fiscal 2018. IFRS 16 replaces the straight-line operating lease expense with a depreciation charge for right-of-use assets and interest expense on lease liabilities. Accordingly, straight-line operating lease expense is no longer included in cost of sales in arriving at gross profit. Prior to the adoption of IFRS 16, straight-line operating lease expense amounting to $23.2 million would have been included in arriving at gross profit. Excluding the impact of IFRS 16, gross profit decreased by $12.6 million to $85.4 million, representing a gross profit of 43.5% for Fiscal 2019, a decrease of 2.6% compared to Fiscal 2018 driven by a shift in product sales mix and the deleveraging of fixed costs due to negative comparable store sales.

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Selling, General and Administration Expenses. SG&A increased by 7.6% and $9.6 million, to $135.3 million in Fiscal 2019, compared to Fiscal 2018. Under IFRS 16, SG&A includes $12.1 million of depreciation in connection with our right-of-use assets. Excluding the impact of IFRS 16, SG&A would have amounted to $123.3 million, a decrease of $2.5 million and 2.0%, from Fiscal 2018 and as a percentage of sales would have amounted to 62.7% representing an increase of 3.6% over Fiscal 2018. Excluding the impact of IFRS 16 and impairment of property, equipment and right-of-use assets for Fiscal 2019 and the impact of executive separation cost related to salary, impairment of property, equipment and right-of-use assets, onerous contracts, costs related to the strategic review and proxy contest and the ERP project termination for Fiscal 2018, Adjusted SG&A decreased by $2.3 million for Fiscal 2019. As a percentage of sales, Adjusted SG&A increased to 53.7% from 50.7% due to the decline in retail sales.

Results from Operating Activities. Loss from operating activities was $26.7 million as compared to a loss of $27.7 million in the same period in 2018. Excluding the impact of IFRS 16, loss from operating activities would have amounted to $37.9 million, an increase of $10.1 million from the same period in 2018. This is mainly due to the impairment of property, equipment and right-of-use assets in 2019. Adjusted operating loss, which excludes any impact from executive separation costs related to salary, impairment of property, equipment and right-of-use assets, onerous contracts, costs related to the strategic review and proxy contest, andERP project terminations was $20.1 million compared to a loss of $9.9 million in the same period in the prior year, explained substantially by the decline in revenue compared to the prior year .

EBITDA and Adjusted EBITDA. EBITDA, which excludes non-cash and other items in the current and prior periods, was negative $7.6 million in Fiscal 2019 compared to negative $19.5 million in Fiscal 2018. Excluding the impact of IFRS 16, EBITDA would have amounted to a negative $30.8 million, representing an increase of $11.3 million over Fiscal 2018. Adjusted EBITDA for Fiscal 2019 amounted to $11.1 million compared to a negative $1.3 million in Fiscal 2018. Excluding the impact of IFRS 16, impairment of property, equipment and right-of-use assets, stock-based compensation and loss on disposal of property and equipment for Fiscal 2019 and the impact of stock-based compensation, executive separation costs related to salary, impairment of property and equipment, onerous contracts, loss on disposal of property and equipment, deferred rent, costs related to the strategic review and proxy contest, and ERP project termination for Fiscal 2018, Adjusted EBITDA decreased by $10.8 million, to negative $12.1 million, and explained substantially by the decline in revenue compared to the prior year.

Net Loss. Net loss was $31.2 million in Fiscal 2019 compared to a net loss of $33.5 million in Fiscal 2018. Excluding the impact of IFRS 16, Net loss would have amounted to $35.4 million, representing an increase of $1.9 million in net loss over Fiscal 2018. Adjusted net loss, which excludes the impact from executive separation cost related to salary, impairment of property, equipment and right-of-use assets, impact of onerous contracts, ERP project termination costs and costs related to strategic review and proxy contest, write-down of deferred income tax assets and the setup of deferred income tax assets resulting from the probability of using operating tax loss carry forwards, was $19.4 million compared to $6.8 million in the prior year period, and explained substantially by the decline in revenue compared to the prior year.

Finance Costs. Finance costs amounted to $6.7 million in Fiscal 2019, an increase of $5.1 million from Fiscal 2018. Finance costs under IFRS 16 includes interest expense from lease liabilities measured at the present value of lease payments to be made over the lease term. The Company recognized a lease liability of $102.2 million on initial application of IFRS 16. Excluding the impact of IFRS 16, interest expense would have been positive $0.3 million due to the adjustment on the interest and penalty on provision for uncertain tax position as compared to $1.6 million in Fiscal 2018.

Finance Income. Finance income of $0.7 million in Fiscal 2019 is derived primarily from interest on cash on hand and has increased slightly from Fiscal 2018.

Provision (Recovery) for Income Tax. Recovery for income tax amounted to $1.5 million compared to a provision of $4.9 million in Fiscal 2018. The recovery is due to the adjustment of the provision for uncertain tax provision taken in the prior year. Our effective tax rates were 4.9% and (17.0%) in Fiscal 2019 and 2018, respectively. The effective tax rate increased primarily from the write-down of prior year deferred income tax assets and an adjustment to the provision for uncertain tax position in the current year.

Net Loss per Share. Fully diluted net loss per common share was $1.20 in Fiscal 2019 compared to $1.29 in Fiscal 2018. Adjusted fully diluted loss per common share, which is adjusted net loss on a fully-diluted weighted average shares outstanding basis, was $0.58 per share in Fiscal 2019 compared to $0.26 per share in Fiscal 2018.

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Liquidity and Capital Resources

As at February 1, 2020, we had $46.3 million of cash primarily held by major Canadian financial institutions. Total current assets less the sum of trade and other payables and deferred revenue was $52.9 million and $65.8 million, for Fiscal 2019 and Fiscal 2018, respectively.

Our primary source of liquidity is cash on hand. Our primary cash needs are to finance non-cash working capital, transformative investments in infrastructure and information technology and exiting leases on favorable terms

Capital expenditures typically vary depending on the timing of infrastructure-related and technology investments.  During Fiscal 2019, capital expenditures totaled $3.6 million. We devoted approximately 72% of our capital expenditures to make continued investments in our technology infrastructure. The remainder of the capital expenditures was used to renovate and enhance existing stores.

Our primary working capital requirements are for the purchase of store inventory and payment of payroll, rent and other store operating costs. Our working capital requirements fluctuate during the year, rising in the second and third fiscal quarters as we take title to increasing quantities of inventory in anticipation of our peak selling season in the fourth fiscal quarter. We funded our capital expenditures and working capital requirements from cash on hand and net cash provided by our operating activities.

Although we generally anticipate that, based on our current forecasts, we have sufficient cash and cash equivalents meet our current and anticipated near-term needs, we are in the process of reevaluating our business and implementing new strategies. If we are unable to implement our strategies related to optimizing our North American retail footprint in order to decrease losses caused by unprofitable stores, decreasing our costs generally and accelerating the growth of our online store, our Board of Directors may pursue a formal restructuring, reorganization or other similar actions under applicable Canadian and/or United States laws.

Extension for Filing First Quarter Fiscal 2020 Financial Results

The COVID-19 crisis and related events has required management to devote significant time and attention to managing the business in this rapidly evolving environment and on June 5, 2020, the Company announced that it would be releasing its first quarter financial results for the period ended May 2, 2020, originally due on June 16, 2020, no later than July 31, 2020.

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Adoption of IFRS 16 - Leases

The Company adopted IFRS 16 - Leases, replacing IAS 17 - Leases and Related interpretations, using the modified retrospective approach, effective for the annual reporting period beginning on February 3, 2019. As a result, the Company’s results for the fourth quarter and the full year of Fiscal 2019 reflect lease accounting under IFRS 16. Comparative figures for the fourth quarter and full year of Fiscal 2018 have not been restated and continue to be reported under IAS 17, Leases. Refer to Notes 3 and 4 of our consolidated financial statements for Fiscal 2019 for additional details on the implementation of IFRS 16.

Condensed Consolidated Financial Data

(Canadian dollars, in thousands, except per share information)

	For the three months ended			For the year ended
	February 1, 2020	February 1, 2020 Excluding impact of IFRS 16 (1)	February 2, 2019	February 1, 2020	February 1, 2020 Excluding impact of IFRS 16 (1)	February 2, 2019

Sales	$73,538	$73,538	$83,144	$196,462	$196,462	$212,753
Cost of sales	34,457	40,321	43,581	87,886	111,092	114,774
Gross profit	39,081	33,217	39,563	108,576	85,370	97,979
SG&A expenses	45,050	42,153	40,857	135,306	123,255	125,722
Operating loss	(5,969)	(8,936)	(1,294)	(26,730)	(37,885)	(27,743)
Finance costs	1,445	(212)	1,377	6,751	(211)	1,614
Finance income	(213)	(213)	(126)	(784)	(784)	(700)
Provision (recovery) of income tax	(1,500)	(1,500)	10,733	(1,500)	(1,500)	4,882
Net loss	$(5,701)	$(7,011)	$(13,278)	$(31,197)	$(35,390)	$(33,539)
EBITDA[1]	$(1,347)	$(7,211)	$811	$(7,584)	$(30,790)	$(19,540)
Adjusted SG&A1	34,346	31,449	31,125	117,526	105,475	107,841
Adjusted operating income (loss)[1]	4,735	1,768	8,438	(8,950)	(20,105)	(9,862)
Adjusted EBITDA[1]	9,721	3,857	10,940	11,109	(12,097)	(1,272)
Adjusted net income (loss)[1]	$3,253	$1,943	$6,401	$(15,167)	$(19,360)	$(6,773)
Basic and fully diluted loss per common share	$(0.21)	$(0.26)	$(0.51)	$(1.20)	$(1.36)	$(1.29)
Adjusted basic income (loss) per common share[1]	$0.12	$0.07	$0.25	$(0.58)	$(0.74)	$(0.26)

Adjusted fully diluted income (loss) per common share[1]	$0.12	$0.07	$0.25	$(0.58)	$(0.74)	$(0.26)

Gross profit as a percentage of sales	53.1%	45.2%	47.6%	55.3%	43.5%	46.1%
SG&A as a percentage of sales	61.3%	57.3%	49.1%	68.9%	62.7%	59.1%
Adjusted SG&A as a percentage of sales[1]	46.7%	42.8%	37.4%	59.8%	53.7%	50.7%
Number of stores at end of period	231	231	237	231	231	237
Comparable sales decline for the period	(17.3%)	(17.3%)	(1.6%)	(12.7%)	(12.7%)	(6.1%)

Cash provided by (used in) operating activities	$24,878	$19,014	$24,353	$33,108	$9,902	$(13,228)
Cash provided by (used in) financing activities	(5,859)	5	–	(23,192)	14	82
Cash used in investing activities	(726)	(726)	(993)	(5,652)	(5,652)	(8,264)
Decrease in cash during the period	18,293	18,293	23,360	4,264	4,264	(21,410)
Cash, end of period	$46,338	$46,338	$42,074	$46,338	$46,338	$42,074

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1 Please refer to “Use of Non-IFRS financial measures” in this press release.

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Use of Non-IFRS Financial Measures

This press release includes “non-IFRS financial measures” defined as including: 1) EBITDA and Adjusted EBITDA, 2) Adjusted operating loss, 3) Adjusted selling, general and administration expenses, 4) Adjusted net income (loss), 5) Adjusted fully diluted income (loss) per share and 6) Adjusted selling, general and administration expenses as a percentage of sales. These non-IFRS financial measures are not defined by and in accordance with IFRS and may differ from similar measures reported by other companies. We believe that these non-IFRS financial measures provide knowledgeable investors with useful information with respect to our historical operations. We present these non-IFRS financial measures as supplemental performance measures because we believe they facilitate a comparative assessment of our operating performance relative to our performance based on our results under IFRS, while isolating the effects of some items that vary from period-to-period but not in substitution to IFRS financial measures.

Please refer to the non-IFRS financial measures section in the Management’s Discussion and Analysis section of our Form 10-K for a reconciliation to IFRS financial measures.

Note

This release should be read in conjunction with the Company’s Management’s Discussion and Analysis, which will be filed by the Company with the Canadian securities regulatory authorities on www.sedar.com and with the U.S. Securities and Exchange Commission on www.sec.gov and will also be available in the Investor Relations section of the Company’s website at www.davidstea.com.

Caution Regarding Forward-Looking Statements

This press release includes statements that express our opinions, expectations, beliefs, plans or assumptions regarding future events or future results that are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes”, “expects”, “may”, “will”, “should”, “approximately”, “intends”, “plans”, “estimates” or “anticipates” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts and include statements regarding our intentions, beliefs or current expectations concerning, among other things, the COVID-19 pandemic, our strategy of transforming to e-commerce and wholesale sales, future sales through our e-commerce and wholesale channels, the closing of certain of our retail stores, future lease liabilities, our results of operations, financial condition, liquidity and prospects, the impact of the COVID-19 pandemic on the global macroeconomic environment, and our ability to regain and maintain compliance with Nasdaq listing requirements relating to the bid price for the Company’s shares, failure to which prior to December 28, 2020 may result in the Company’s common stock being delisted from Nasdaq.

While we believe these opinions and expectations are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions about us, including the risk factors set forth in our Form 8-K and in our Form 10-K for the fiscal year ended February 1, 2020, both filed with the SEC today.

 Conference Call Information

A conference call to discuss the fourth quarter Fiscal 2019 financial results is scheduled for June 15, 2020, at 5:00 pm Eastern Time. The conference call will be webcast and may be accessed via the Investor Relations section of the Company’s website at ir.davidstea.com. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available for one year.

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About DAVIDsTEA

DAVIDsTEA is a leading retailer of specialty tea, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts, accessories and food and beverages through over 220 company-owned and operated DAVIDsTEA retail stores in Canada and the United States, as well as through its e-commerce platform at davidstea.com. A selection of DAVIDsTEA products are also available in grocery stores across Canada through its growing wholesale distribution channel. The Company is headquartered in Montréal, Canada.

Investor Contact	Media Contact
MaisonBrison Communications	PELICAN PR
Pierre Boucher	Lyla Radmanovich
514.731.0000	514-845-8763
investors@davidstea.com	media@rppelican.ca

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